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                                                                   EXHIBIT 10.7

October 25, 1999


(Name)

                  Re:  SPECIAL SEVERANCE BENEFITS

Dear  (Name):

         Pursuant to a letter agreement dated ______________ (the "Letter Agreement"), the Company agreed to provide you with special severance benefits "[i]f, during the course of your employment with the Company or one of its affiliates, you are involuntarily terminated for any reason other than Cause (as defined in your Stock Option Agreements issued under the RJR Nabisco Holdings Corp. 1990 Long Term Incentive Plan)." As a result of the spinoff of R.J. Reynolds Tobacco Holdings, Inc. from Nabisco Group Holdings Corp. on June 14, 1999, the definition of "Cause" should be amended to refer to the Tandem Restricted Stock/Stock Option Agreements issued under the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long Term Incentive Plan. Accordingly, the Letter Agreement hereby is amended by deleting the clause "Cause (as defined in your Stock Option Agreements issued under the RJR Nabisco Holdings. Corp. 1990 Long Term Incentive Plan)" and inserting therefor the following language: "Cause (as defined in your Tandem Restricted Stock/Stock Option Agreements issued under the R.J. Reynolds Tobacco Holdings, Inc. Long Term Incentive Plan (the "1999 LTIP"))."

         In addition, the Letter Agreement hereby is amended by adding the following explanatory language regarding a deemed involuntary termination of your employment without Cause by the Company:

         - Involuntary termination of your employment without Cause shall be deemed to occur if you voluntarily terminate your employment after: (i) the total amount of your base salary and targeted awards under the 1999 LTIP and the Annual Incentive Award Plan (or successor plans) is at any time reduced by more than 20% without your consent, provided, however, that nothing herein shall be construed to guarantee your target award if performance is below target, (ii) your responsibilities are substantially reduced in importance without your consent, or (iii), you are at any time required as a condition of continued employment to relocate more than 35 miles from your then current place of employment without your consent. Unless you provide written notification of your non-consent to any of the events in (i), (ii) or (iii) above within 90 days after the occurrence of such events, you shall be deemed to have consented to the occurrence of such event or events and no deemed involuntary termination shall occur. If you provide written notice of your non-consent to any of the events in (i), (ii) or (iii) above within 90 days after the occurrence of such events, your employment by the Company shall be deemed to have been involuntarily terminated after receipt of such written notice by the Company.


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         Please indicate your agreement to the terms of this Amendment by signing this Amendment below and returning it to Bob Gordon. A copy will be provided to you.




                          R. J. REYNOLDS TOBACCO COMPANY

                          By:  /s/Robert R. Gordon, Jr.
                               ---------------------------------------------
                                  Executive Vice President - Human Resources



Agreed as of this ___ day of October, 1999.

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             (Name)